Exhibit 99.1

Final Announcement for the AITX Investor Conference and RAD Technology Reveal

Event to be Livestreamed on YouTube Friday November 3, 2023, at 4:00 pm ET

Detroit, Michigan, November 2, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its three wholly owned subsidiaries including Robotic Assistance Devices, Inc. (RAD), today announced that it will be hosting an Investor Conference and RAD Technology Reveal on November 3, 2023, starting at 4pm Eastern Time.

This anticipated event will welcome approximately 30 investors in person, while extending its reach to a global audience through a live broadcast on the AITX YouTube channel. The conference will serve as a platform for the Company to share updated sales information, provide insights into their forecasts, and outline their strategy towards profitability.

One of the Investor Conference’s highlights will be the grand unveiling of RADDOG™ 3S, the latest addition to RAD’s innovative product lineup, and RAD’s newest robot dog, designed exclusively for the security services industry. Attendees and viewers will also be treated to live demonstrations of the ROSA™ 4.x, further showcasing the Company’s commitment to developing and deploying cutting-edge technology and safety and security solutions.

A special guest has agreed to participate in the presentation, providing a first-hand testimonial of their journey discovering, qualifying, and deploying the Company’s innovative solutions. The end-user client is expected to discuss their growing fleet of RAD devices and how they are enhancing safety and security throughout their facility.

For those not attending the event in person, it will be livestreamed on AITX’s YouTube channel www.youtube.com/aitxrad beginning at 4pm Eastern Time.

“This conference marks an important moment for us as we provide transparency to our investors and share our roadmap for the future,” said Steve Reinharz, CEO of AITX and RAD. “This is an opportunity for our stakeholders to better understand the Company’s vision, witness our latest innovations, and engage with the dynamic team behind these solutions.”

The Investor Conference event will also shed light on RIO™ 360 v2. Following the completion of RAD’s current production run of 200 RIO 360 v1 units, RAD has ambitious plans to begin a massive 1000-unit production run of RIO 360 v2, reflecting the growing demand and trust in these unique solutions.

Reinharz added, “It’s more than just sharing updates. It’s about building confidence, showcasing our capabilities, and ensuring our investors, dealer channel and end-users that we’re not just meeting but exceeding expectations.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz